Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Financial Officer
(212) 594-2700

SL Green Realty Corp. Refinances 485 Lexington Avenue

New York, NY, January 29, 2007 - SL Green Realty Corp. (NYSE: SLG) today announced that it has completed a refinancing of the first mortgage loan on 485 Lexington Avenue for $450 million.  The ten-year interest only mortgage has an effective interest rate of 5.566%. The mortgage matures in January 2017.

Upon acquiring the 31-story, 926,000-square-foot asset in 2004 with its joint venture partners for $225 million, or $244 per square foot, SL Green embarked upon an intensive multi-million dollar capital repositioning program which included the replacement of all windows, an upgrade of the retail storefronts and a significant lobby renovation.  Additionally, a strategic leasing and marketing effort to re-brand the property together with 750 Third Avenue as “Grand Central Square” was employed.  The success of the redevelopment and leasing campaigns was soon evidenced by the addition of top-caliber tenants, including Travelers, Citibank and Novantas, to the tenant roster.

As a direct result of its extraordinary efforts, in December of 2006, SL Green purchased interests in 485 Lexington Avenue from its partners, The City Investment Fund (CIF) and The Witkoff Group, resulting in a majority ownership and control of the property.  The transaction valued the property at $578 million or approximately $630 per square foot.  In addition to this recognition of value in the property, the success of SL Green’s repositioning efforts is evidenced by a 90% occupancy at the property and moreover, its superior execution of the long-term, best in market financing with top-tier originators led by Wachovia along with Morgan Stanley and Credit Suisse.

Marc Holliday, President & Chief Executive Officer of SL Green said, “This latest financing of 485 Lexington frees up a considerable amount of cash to put back to work for our shareholders.  Overall, it provides a perfect illustration of how SL Green consistently identifies the potential value of a property, and then develops and executes strategies to build and unlock that value.  In this case, in less than three years of ownership, we have nearly tripled 485 Lexington’s market value while cementing our dominant position as Manhattan’s largest landlord.”

Sonnenblick Goldman acted as the exclusive financial advisors to SL Green.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT that specializes exclusively in this niche.  As of December 31, 2006, the Company owned 28 office properties totaling 19.0 million square feet. The Company’s retail space ownership totals 296,000 square feet at eight properties.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.